Exhibit 10.16

SECOND AMENDMENT TO RETENTION AGREEMENT

This SECOND AMENDMENT TO RETENTION AGREEMENT (this “Amendment”) is entered into as of the 9th day of December 2005, by and between Tyco International Ltd. (“Parent”) and Richard J. Meelia (“Executive”).

W I T N E S S E T H

WHEREAS, Parent and Executive entered into a Retention Agreement effective as of February 14, 2002, which was amended effective December 9, 2004 (the “Retention Agreement”) to encourage Executive to remain in the employ of the Company (as defined therein) through December 31, 2005 and to ensure the continued availability of his advice and counsel, and to assure that he would not provide services for competing business in accordance with the terms thereof; and

WHEREAS, the Retention Agreement, as amended, provides for certain benefits to Executive in the event that his employment with the Company is terminated, including certain benefits if his employment is terminated for any reason other than for Cause at any time subsequent to February 28, 2005 and prior to December 31, 2005; and

WHEREAS, Parent and Executive have agreed further to amend the Retention Agreement to extend the December 31, 2005 date described above to the earlier of June 30, 2007 or the date on which Executive terminates his employment upon three months’ prior notice to Parent and to make certain other changes in the terms and conditions set forth therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent and Executive hereby agree as follows:

1.             Section 1(e) of the Retention Agreement is hereby amended and restated to read as follows:

(e) “Date of Termination” means (1) the effective date on which executive’s employment by the Company terminates as specified in a Notice of Termination by the Company or Executive, as the case may be, or (2) if Executive’s employment by the Company terminates by reason of death, the date of death of the Executive.  Notwithstanding the previous sentence, (i) if Executive’s employment is terminated for Disability (as defined in Section 3(b)) then such Date of Termination shall be no earlier than 30 days following the date on which a Notice of Termination is received by Executive, and (ii) if Executive’s employment is terminated by the Company other than for Cause or by Executive, then such Date of Termination shall be no earlier than three months following the date on which a Notice of Termination is received by Executive or by Parent (as the case may be).”

2.             Sections 2, 3, 4(a) and 4(f) of the Retention Agreement are hereby amended by deleting the phrase “June 1, 2005” and substituting the phrase “June 30, 2007” therefore.

3.             Sections 4(b), 4(c) and 4(e) of the Retention Agreement are each hereby amending by deleting the text thereof in its entirety and substituting the following therefor:

                [Deleted by Second Amendment]

4.             Section 4(d) of the Retention Agreement is hereby amended and restated in its entirety as follows:

(d)  Death.  If Executive’s employment is terminated by reason of his death on or prior to June 30, 2007, the Company shall pay Executive’s estate the Accrued Benefits.  The Company shall also pay Executive’s estate the Cash Retention Benefits in a lump sum in the manner calculated pursuant to Section 4(g).  Executive’s spouse and dependent children may continue in the Company’s medical and dental plans for up to 36 months from the Date of Termination, subject to payment of premiums required of active employees similarly situated.

5.             Section 4(g) of the Retention Agreement is hereby amended and restated its entirety as follows:

(g)  Termination After February 28, 2005.  If Executive’s employment is terminated by Executive for any reason (other than death) or by the Company without Cause or upon Executive’s Disability at any time subsequent to February 28, 2005 and prior to June 30, 2007 (the “Extension Period”), subject to signing by Executive of a general release of employment claims in a form and manner satisfactory to the Company and the expiration of any legally required waiting period, and adhering to the terms set forth in Sections 7, 8, 9 and 11, the Company shall pay to Executive (in addition to the Accrued Benefits) the following:

Cash Retention Benefits —  (i) an amount equal to three times the sum of (x) Executive’s then current annual base salary plus (y) the average of the cash bonus received by Executive for four fiscal years of the Company immediately preceding the Date of Termination, or if greater, immediately preceding February 28, 2005, plus (z) the greater of ten percent (10%) of Executive’s then current base salary or $20,000, and (ii) an amount equal to the product of (A) the maximum annual bonus that Executive would have been eligible to earn under the Company’s annual bonus plan for the bonus measurement period during which the Date of Termination occurs, and (B) a fraction, the numerator which is the number of days from the first day of such period through the Date of Termination and the denominator of which is the total number of days in such measurement period, together with a similarly pro rated bonus with respect to any applicable long term incentive plan then in effect. (The payments described in the preceding sentence shall be referred to as the “Cash Retention Benefits”.)  For the period on and after January 1, 2006 through the payment date, interest shall be credited to the Cash Retention Benefits amount at the rate of 4.32%.   The Cash Retention Benefits (and interest accrued thereon) will be paid to Executive on the second business day following the expiration of the six-month period immediately following the Date of Termination.

Continuing Benefits — In addition, the Company will provide Executive with the following benefits for a period of three years following the Date of Termination:  medical and dental insurance (subject to Executive’s payment of premiums required of active employees similar situated), life insurance, contribution credits under the Company’s Supplemental Savings and Retirement Plan (including contribution credits equivalent to the matching contributions that would have been provided to Executive under the Company’s Retirement Savings and Investment Plan had Executive remained employed by the Company during such period) and access to the Company’s aircraft for up to 150 hours a year (reduced by the number of hours of personal use of Company aircraft by Executive and any family members prior to his Date of Termination) (hereinafter, the “Continuing Benefits”).  All Continuing Benefits (other than in the case of Executive’s access to the Company aircraft as described above) shall be provided to Executive at a level similar to that provided on the Date of Termination and will commence upon the Date of Termination, and Executive’s access to the Company’s aircraft, as described above, will commence six months following the Date of Termination.

Treatment of Pre-Fiscal Year 2006 Equity Awards — In addition, (i)  during the three (3) year period beginning on the Date of Termination, Executive shall continue to vest in any shares of restricted stock granted to Executive by Parent on or before March 10, 2005 that are still subject to a substantial risk of forfeiture and (ii) any options to purchase common shares of Parent granted on or before March 10, 2005 that remain unvested and unexercisable shall become immediately vested upon Executive’s Date of Termination, unless the Terms and Conditions of Executive’s stock option award expressly provide otherwise, and (iii) Executive’s vested options shall remain exercisable for the following periods following the Date of Termination, provided that no stock option may be exercised on a date later than the option’s original expiration date:

•      For options granted on and after March 7, 2003, the applicable exercise period described in the original stock option awards documents;

•      For options granted on October 18, 1999, October 3, 2000, October 24, 2000, October 1, 2001, and October 26, 2001, such options shall be exercised on the earlier of the second anniversary of the Date of Termination or the date of the option’s expiration; provided, however, in each case that the closing price of the stock on the date preceding the option exercise exceeds the applicable option exercise price.; and

•      For all other outstanding options, such options shall be exercisable for the greater of two and one-half months following the date on which the option would otherwise terminate or until the last day of the calendar year in which the option would otherwise terminate under the original stock option award documents.

Notwithstanding the foregoing, the Company shall not be obligated to make any payments or provide any Continuing Benefits pursuant to this Section 4(g) in the event that Executive and Parent shall have executed a mutually acceptable employment or retention agreement in replacement hereof prior to the expiration of the Extension Period.

6.             Executive acknowledges and agrees that, as set forth in the provisions of Section 4(g) of the Retention Agreement, the receipt of all items enumerated therein is conditioned upon his compliance with the covenants set forth in Sections 7, 8, 9 and 11 of the Retention Agreement.

7.             Executive and Company may further amend the Retention Agreement to provide that payments and/or benefits shall be made in a manner that complies with the provisions of Code Section 409A, in a way that preserves the intended economic benefits without any increase in cost or burden to the Company, as determined by the Company in its discretion.

8.             Except as specifically modified in Sections 1-5 above, the terms of the Retention Agreement, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, Parent and Executive have caused this Amendment to be executed as of the date first above written.

TYCO INTERNATIONAL LTD.

By: /s/ LAURIE SIEGEL
Name:	Laurie Siegel
Title:	SVP, Human Resources

EXECUTIVE:

/s/ RICHARD J. MEELIA
Richard J. Meelia